Exhibit 4.1

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 4, 2017

to

INDENTURE

Dated as of March 24, 2015

Between

Washington Prime Group, L.P.

and

U.S. Bank National Association, as Trustee

$750,000,000 5.950% Notes due 2024

i

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of August 4, 2017 (this “Second Supplemental Indenture”), between Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership”) and U.S. Bank National Association, as trustee, supplements that certain Indenture, dated as of March 24, 2015, between the Operating Partnership and the Trustee (the “Base Indenture” and together with the Second Supplemental Indenture, as it may be further supplemented or amended from time to time, the “Indenture”).

RECITALS

WHEREAS, the Operating Partnership has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of its Securities, unlimited as to principal amount, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Base Indenture;

WHEREAS, the Base Indenture provides that the Securities issued thereunder shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officer’s Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture; and

WHEREAS, pursuant to the terms of the Base Indenture, the Operating Partnership seeks to provide for the establishment of the terms of the 2024 Securities (as defined below).

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby enter into this Second Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Terms Defined in the Indenture.  For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended and supplemented by this Second Supplemental Indenture.

Section 1.2                                    Definitions.  For all purposes of this Second Supplemental Indenture:

“2024 Securities” means the Initial 2024 Securities and the Additional 2024 Securities, if any.

“Acquired Indebtedness” means Indebtedness (i) of any Person existing at the time such Person is acquired by the Operating Partnership or one of its Subsidiaries or (ii) assumed by the

Operating Partnership or one of its Subsidiaries in connection with the acquisition of any asset or group of assets from any Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the related acquisition, as applicable. Acquired Indebtedness shall be deemed to be incurred on the date such Person becomes a Subsidiary or date of the related acquisition, as applicable.

“Additional 2024 Securities” has the meaning set forth in Section 2.3(h) of this Second Supplemental Indenture.

“Annual Service Charge” for any period means the aggregate interest expense for such period on, and the amortization during the period of any original issue discount of, Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

“Calculation Date” for the Treasury Rate means the third Business Day preceding the applicable redemption date.

“Capitalization Rate” means 8.00% for enclosed retail properties and other real properties (excluding Community Center Properties) and 7.00% for Community Center Properties.

“Closing Date” means, with respect to the Initial 2024 Securities, August 4, 2017.

“Community Center EBITDA” means, for any period, without duplication, the Operating Partnership’s consolidated net income or loss from Community Center Properties, including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by the Operating Partnership under the Exchange Act (or, at any time that the Operating Partnership is not subject to the informational requirements of the Exchange Act, as reflected in the Operating Partnership’s internal consolidated financial statements), before deductions, for: (i) interest expense; (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as the Operating Partnership determines in good faith, deducted in arriving at consolidated net income or loss; (iv) extraordinary items; (v) non-recurring items, as the Operating Partnership determines in good faith, including prepayment penalties; and (vi) minority interests.

In each case for the relevant period, the Operating Partnership will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.  Community Center EBITDA will be adjusted, without duplication, to give pro forma effect: (a) in the case of any assets placed in service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Community Center EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (b) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Community Center EBITDA earned or eliminated as a result of the acquisition or disposition of such asset or group of assets as if the acquisition or disposition occurred at the beginning of the period.  For the purposes of this definition, Community Center EBITDA will be determined without the deduction to earnings of transaction expenses, merger costs, impairment charges, corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and director stock and stock option expense and pursuit cost write-offs as the Operating Partnership determines in good faith.

“Community Center Properties” means the properties identified as “community centers” on Schedule III to the most recent audited consolidated financial statements (or any successor schedule) of WPG or the Operating Partnership, together with each additional real property acquired or placed in service since the date of such audited consolidated financial statements, determined in good faith by any two of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operations Officer and the Chief Administrative Officer of WPG, as the sole general partner of the Operating Partnership, to be “community centers” on the same basis as the “community centers” identified on the aforementioned Schedule III, subject to, and in accordance with, Section 2.4 of this Second Supplemental Indenture.

“Comparable Treasury Issue” means, with respect to the 2024 Securities, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the 2024 Securities to be redeemed to the then assumed stated maturity date of June 15, 2024 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2024 Securities to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for the 2024 Securities, (1) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (2) if the Operating Partnership obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated EBITDA” means, for any period, the sum of Enclosed Retail Property EBITDA and Community Center EBITDA for such period.

“DTC” means The Depository Trust Company, its nominees and their successors and assigns.

“Enclosed Retail Property EBITDA” means, for any period, without duplication, the Operating Partnership’s consolidated net income or loss from enclosed retail properties and other real properties (excluding Community Center Properties), including amounts reported in discontinued operations, excluding net derivative gains or losses and gains or losses on dispositions of real estate investments as reflected in the reports filed by the Operating Partnership under the Exchange Act (or, at any time that the Operating Partnership is not subject to the informational requirements of the Exchange Act, as reflected in the Operating Partnership’s internal consolidated financial statements), before deductions, for: (i) interest expense;

(ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as the Operating Partnership determines in good faith, deducted in arriving at consolidated net income or loss; (iv) extraordinary items; (v) non-recurring items, as the Operating Partnership determines in good faith, including prepayment penalties; and (vi) minority interests.

In each case for the relevant period, the Operating Partnership will reasonably determine the amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of all non-cash and non-recurring items.  Enclosed Retail Property EBITDA will be adjusted, without duplication, to give pro forma effect: (a) in the case of any assets placed in service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Enclosed Retail Property EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (b) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Enclosed Retail Property EBITDA earned or eliminated as a result of the acquisition or disposition of such asset or group of assets as if the acquisition or disposition occurred at the beginning of the period.  For the purposes of this definition, Enclosed Retail Property EBITDA will be determined without the deduction to earnings of transaction expenses, merger costs, impairment charges, corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and director stock and stock option expense and pursuit cost write-offs as the Operating Partnership determines in good faith.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Global Security” means the 2024 Securities, represented by one or more Registered Securities without Coupons in global entry form and registered in the name of DTC or its nominee.

“Independent Investment Banker” means, with respect to the 2024 Securities, one of the Reference Treasury Dealers that the Operating Partnership appoints to act as the Independent Investment Banker from time to time.

“Indenture” has the meaning set forth in the recitals hereto.

“Initial 2024 Securities” means the $750 million in aggregate principal amount of the Operating Partnership’s 5.950% Notes due 2024 issued under the Indenture on the Closing Date.

“Interest Payment Date” has the meaning set forth in Section 2.3(c) of this Second Supplemental Indenture.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Operating Partnership” has the meaning set forth in the recitals hereto.

“Primary Treasury Dealer” means a primary United States government securities dealer in the United States of America.

“rating agencies” means (1) each of S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s or Fitch (or any replacement agency therefor as contemplated below) ceases to provide ratings services to issuers or investors generally, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Operating Partnership (as certified by a resolution of the board of directors of the general partner of the Operating Partnership) to act as a replacement agency for S&P, Moody’s or Fitch (or any previous replacement agency), as the case may be.

“Reference Treasury Dealer” means, with respect to the 2024 Securities, each of: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC or Jefferies LLC (or an affiliate of any of the foregoing that is a Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Operating Partnership will substitute therefor another Primary Treasury Dealer; (ii) a Primary Treasury Dealer appointed by U.S. Bancorp Investments, Inc.; and (iii) any other Primary Treasury Dealer selected by the Operating Partnership.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the Calculation Date.

“Regular Record Date” has the meaning set forth in Sections 2.3(c) of this Second Supplemental Indenture.

“Reporting Date” means the date ending the most recently ended fiscal quarter of the Operating Partnership for which the Operating Partnership’s internal consolidated financial statements are available, it being understood that at any time when the Operating Partnership is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files annual and quarterly reports with the Commission, the term “Reporting Date” shall be deemed to refer to the date ending the fiscal quarter covered by the Operating Partnership’s most recently filed Quarterly Report on Form 10-Q or, in the case of the last fiscal quarter of the year, the Operating Partnership’s Annual Report on Form 10-K.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Stabilized Property” means (i) with respect to the Operating Partnership’s direct or indirect acquisition of an income producing property, a real property becomes stabilized when the Operating Partnership or its Subsidiaries have owned the property for at least four full quarters and (ii) with respect to one of the Operating Partnership’s direct or indirect newly constructed or development properties, a real property becomes stabilized four full quarters after the earlier of (a) 18 months after its substantial completion of construction or development, and (b) the fiscal quarter in which the occupancy level of such real property is at least 90%.

“Stabilized Property Value” means, with respect to the Stabilized Properties, as of any date, (i) Enclosed Retail Property EBITDA divided by the applicable Capitalization Rate plus (ii) Community Center EBITDA divided by the applicable Capitalization Rate.

“Total Assets” means, as of any date, in each case as determined by the Operating Partnership, on a consolidated basis for the Operating Partnership and its Subsidiaries, the sum of:  (i) for Stabilized Properties, their Stabilized Property Value; and (ii) for all other assets of the Operating Partnership and its Subsidiaries, their undepreciated book value as determined in accordance with GAAP.

“Total Unencumbered Assets” means those assets within Total Assets that are not subject to an Encumbrance; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of Section 3.5 of this Second Supplemental Indenture, all investments in any Person that is not consolidated with the Operating Partnership for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Treasury Rate” means, with respect to any redemption date for the 2024 Securities, (1) the arithmetic mean of the yields for the week preceding the Calculation Date published in the statistical release designated “H.15”, or any successor publication which is published daily or weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, under the caption “Week Ending” for “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within 30 days before or after the remaining term of the 2024 Securities to be redeemed to their assumed stated maturity date of June 15, 2024, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue, rounded to the nearest month, will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis), or (2) if such release (or any successor release) is not published during the week preceding the Calculation Date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the Calculation Date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unsecured Indebtedness” means Indebtedness which is (i) not subordinated to any other Indebtedness and (ii) not secured by any Encumbrance upon any of the properties of the Operating Partnership or any Subsidiary.

“WPG” means Washington Prime Group Inc.

ARTICLE II

CREATION, FORM AND
TERMS AND CONDITIONS OF THE 2024 SECURITIES

Section 2.1                                    Creation of the 2024 Securities.  In accordance with Section 301 of the Base Indenture, the Operating Partnership hereby creates the 2024 Securities as a series of its debt securities issued pursuant to the Indenture.  The 2024 Securities shall initially be issued in an aggregate principal amount of $750,000,000.  Additional 2024 Securities in an unlimited amount may be issued pursuant to Sections 2.3(h) of this Second Supplemental Indenture.

Section 2.2                                    Form of the 2024 Securities.  The Initial 2024 Securities shall be issued in the form of one or more Global Securities, duly executed by the Operating Partnership and authenticated by the Trustee without the necessity of the reproduction thereon of the corporate seal of WPG, as the general partner of the Operating Partnership, which shall be initially deposited with, or on behalf of, DTC and registered in the name of “Cede & Co.,” as the initial nominee of DTC.  If the Initial 2024 Securities are represented by one or more Global Securities, then any Additional 2024 Securities will also be represented by one or more Global Securities.  The 2024 Securities shall be substantially in the form of Exhibit A hereto.

Section 2.3                                    Terms and Conditions of the 2024 Securities.  The 2024 Securities shall be governed by all the terms and conditions of the Indenture.  In particular, the following provisions shall be terms of the 2024 Securities:

(a)                                 Title and Aggregate Principal Amount.  The title of the 2024 Securities shall be “Washington Prime Group, L.P. 5.950% Notes due 2024”; and the aggregate principal amount of the 2024 Securities shall be as specified in Section 2.1 of this Second Supplemental Indenture.

(b)                                 Stated Maturity Date.  The 2024 Securities shall mature, and the unpaid principal thereon shall be payable, on August 15, 2024, unless redeemed at the option of the Operating Partnership prior to such date in accordance with Section 2.3(e) of this Second Supplemental Indenture.

(c)                                  Interest.  The rate per annum at which interest shall be payable on the 2024 Securities shall be 5.950% subject to an increase under the circumstances set forth in Section 2.3(d) of this Second Supplemental Indenture.  Interest on the Initial 2024 Securities shall accrue from, and including, the Closing Date.  Interest on the Additional 2024 Securities shall accrue as contemplated in Section 2.3(h) of this Second Supplemental Indenture. Interest on the 2024 Securities shall be payable semi-annually in arrears on each February 15 and August 15, commencing on February 15, 2018 (each, an “Interest Payment Date”), to the Persons in whose names the applicable 2024 Securities are registered in the Security Register at the close of business on February 1 or August 1, as the case may be, immediately preceding the applicable Interest Payment Date, regardless of whether such day is a Business Day (each, a “Regular Record Date”).  Interest on the 2024 Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

(d)                                 Interest Rate Adjustment.  (i)   The interest rate on the 2024 Securities will increase such that it will equal the interest rate payable on the 2024 Securities on the Closing Date plus 0.50%, or 50 basis points, if, at any time, at least two of Moody’s, S&P and Fitch (or, in each case, if such rating agency ceases to rate the 2024 Securities or fails to make a rating of the 2024 Securities publicly available, in each case for reasons outside of the Operating Partnership’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected pursuant to the definition of ‘‘rating agencies’’ in substitution therefor (a “substitute rating agency”)), downgrades the credit rating assigned to the 2024 Securities to Ba1 or lower by Moody’s, BB+ or lower by S&P and/or BB+ or lower by Fitch (or, in each case the equivalent rating by any substitute rating agency).

(ii)                                  If at any time Moody’s, S&P or Fitch (or any substitute rating agency) ceases to rate the 2024 Securities or fails to make a rating of the 2024 Securities publicly available, the Operating Partnership will use its commercially reasonable efforts to obtain a rating of the 2024 Securities from a substitute rating agency, if one exists, in which case, for purposes of determining any increase in the interest rate on the 2024 Securities pursuant to Section 2.3(d)(i) of this Second Supplemental Indenture, (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of the 2024 Securities but which has since ceased to provide such rating and (b) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Operating Partnership and, for purposes of determining the applicable ratings pursuant to Section 2.3(d)(i) of this Second Supplemental Indenture with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s, S&P or Fitch (or such substitute rating agency), as applicable, pursuant to Section 2.3(d)(i) of this Second Supplemental Indenture.

(iii)                               Notwithstanding the foregoing, (a) in the event that one or more rating agencies cease to rate the 2024 Securities or fail to make a rating of the 2024 Securities publicly available, in each case for reasons outside of the Operating Partnership’s control, and the Operating Partnership is unable to obtain a rating of the 2024 Securities from a substitute rating agency therefor, the interest rate on the 2024 Securities will increase by 0.50%, or 50 basis points, only if (1) in the case where there are only two remaining rating agencies, the credit ratings assigned to the 2024 Securities by each such rating agency are below investment grade or (2) in the case where there is only one remaining rating agency, the credit rating assigned to the 2024 Securities by such rating agency is below investment grade, (b) in the event that all of the rating agencies cease to rate the 2024 Securities or fail to make a rating of the 2024 Securities publicly available, in each case for reasons outside of the Operating Partnership’s control, and the Operating Partnership is unable to obtain a rating of the 2024 Securities from a substitute rating agency therefor, the interest rate on the 2024 Securities will be equal to the interest rate payable on the 2024 Securities on the Closing Date plus 0.50%, or 50 basis points and (c) if the interest rate on the 2024 Securities is increased as described in this Section 2.3(d) at any time, then such increase shall apply for the balance of the term of the 2024 Securities irrespective of whether the requisite credit rating remains, or credit ratings remain, as applicable, below investment grade.

(iv)                              Any interest rate increase described in this Section 2.3(d) will take effect from the first Interest Payment Date following the date on which a rating change occurs that requires an increase in the interest rate.  As such, interest will not accrue at such increased rate until the next

Interest Payment Date following the date on which a rating change occurs.  If Moody’s, S&P or Fitch (or, in any case, a substitute rating agency therefor) changes its rating of the 2024 Securities more than once prior to any particular Interest Payment Date, the last change by such agency prior to such Interest Payment Date will control for purposes of any interest rate increase with respect to the 2024 Securities described above relating to such rating agency’s action.  If the interest rate payable on the 2024 Securities is increased as described above, the term “interest,” as used with respect to the 2024 Securities, will be deemed to include any such additional interest unless the context otherwise requires.  The Operating Partnership will promptly notify the Trustee, in writing of any event that causes an adjustment to the interest rate on the 2024 Securities to be applicable, and, unless it has received such notice, the Trustee shall not be deemed to have knowledge of any such event.

(e)                                  Optional Redemption.  The Operating Partnership may redeem the 2024 Securities, in whole or from time to time in part, subject to the conditions and at the redemption prices set forth in the form set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Second Supplemental Indenture.

(f)                                   Registration and Form.  The 2024 Securities shall be issuable as Global Securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  All payments of principal, premium, if any, and interest in respect of the 2024 Securities shall be made by the Operating Partnership in immediately available funds.

(g)                                  Defeasance.  The provisions for legal defeasance in Section 402 of the Base Indenture and for covenant defeasance (which provisions shall apply to the covenants set forth in Article III of this Second Supplemental Indenture) in Section 402 of the Base Indenture shall be applicable to the 2024 Securities.

(h)                                 Issuance of Additional 2024 Securities. The Operating Partnership may, from time to time, without notice to or the consent of any Holders of the 2024 Securities, create and issue additional debt securities having the same terms as the 2024 Securities of such series in all respects, except for the issue date and, under certain circumstances, the issue price, the date from which interest begins to accrue and the first payment of interest thereon, provided that such issuance complies with the covenants described herein and no such additional issuance may occur prior to the date that is six months subsequent to the Closing Date (the “Additional 2024 Securities”). The Initial 2024 Securities and any additional debt securities issued pursuant to this Section 2.3(h) shall be treated as a single series of debt securities of the Operating Partnership for all purposes under the Indenture.

With respect to any Additional 2024 Securities, the Operating Partnership shall set forth in a resolution of its Board of Directors and in an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1)                                 the aggregate principal amount of such Additional 2024 Securities to be authenticated and delivered pursuant to this Second Supplemental Indenture; and

(2)                                 the issue price, the issue date, the CUSIP number of such Additional 2024 Securities, the first Interest Payment Date and the date from which interest begins to accrue.

(i)                                     Cancellation.  Any 2024 Securities purchased by the Operating Partnership may not be reissued or resold and will be canceled promptly.

(j)                                    Other Terms and Conditions.  The 2024 Securities shall have such other terms and conditions as provided in the form thereof attached as Exhibit A.

Section 2.4                                    Designation of Community Center Properties.  From time to time, the Operating Partnership may designate internally one or more additional properties acquired or placed in service since the date of WPG’s or the Operating Partnership’s most recent audited consolidated financial statements as Community Center Properties.  Upon the Operating Partnership’s internal designation, such property or properties shall each be deemed to be a Community Center Property for all purposes of this Second Supplemental Indenture until the next subsequent filing of Schedule III to the audited consolidated financial statements of WPG or the Operating Partnership; provided that if the Operating Partnership has not delivered within fifteen Business Days of the end of the fiscal quarter in which such property or properties were acquired or placed in service a certificate of any two of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operations Officer and the Chief Administrative Officer of WPG, as the sole general partner of the Operating Partnership, in substantially the form attached hereto as Schedule A, to the Trustee (i) setting forth the name of such property or properties and (ii) certifying that such property or properties have been determined in good faith by each such officer to be “community centers” on the same basis as the “community centers” identified in Schedule III to such most recent audited consolidated financial statements, then such property or properties shall cease to be deemed Community Center Properties for the purpose of this Second Supplemental Indenture until such Officer’s Certificate is delivered to the Trustee.  The Trustee shall make any such Officer’s Certificate available to a Holder upon its written request.  Notwithstanding the foregoing and for the avoidance of doubt, a property shall no longer be a Community Center Property upon its sale or other disposition.

ARTICLE III

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 1001 through 1004, inclusive, of the Base Indenture, there are established the following covenants for the benefit of the Holders of the 2024 Securities:

Section 3.1                                    Limitation on All Outstanding Indebtedness.  The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of such Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of Total Assets.

Section 3.2                                    Limitations on Incurrence of Secured Indebtedness.  The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of its property or that of any Subsidiary if, immediately after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of such

Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, which is secured by any Encumbrance on its property or that of any Subsidiary is greater than 40% of Total Assets.

Section 3.3                                    Maximum Ratio of Consolidated Income Available for Debt Service to Annual Service Charge.  The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated EBITDA to the Annual Service Charge for the four consecutive fiscal quarters ended on the most recent Reporting Date would have been less than 1.50 to 1.00, on a pro forma basis, after giving effect to the incurrence of the additional Indebtedness and the application of the proceeds of such Indebtedness and calculated on the assumption that: (i) the additional Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds of such Indebtedness, including Indebtedness to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period; (iii) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with appropriate adjustments to Consolidated EBITDA for the acquisition being included in the pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with appropriate adjustments to Consolidated EBITDA for the acquisition or disposition being included in the pro forma calculation.

In applying the above assumptions to the calculation of the Annual Service Charge and Consolidated EBITDA, the amount of interest expense related to Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such indebtedness during such four-quarter period.

Section 3.4                                    General.  For purposes of the foregoing provisions, Indebtedness is deemed to be “incurred” by the Operating Partnership or a Subsidiary whenever the Operating Partnership or such Subsidiary creates, assumes, guarantees or otherwise becomes liable for such Indebtedness.

Section 3.5                                    Maintenance of Total Unencumbered Assets.  The Operating Partnership and its Subsidiaries will at all times own Total Unencumbered Assets equal to at least 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

ARTICLE IV

LEGENDS

Section 4.1                                    Legends.  Each Global Security shall bear the following legends on the face thereof:

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE OPERATING PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

ARTICLE V

MISCELLANEOUS

Section 5.1                                    Relationship with Indenture.  The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture.  However, to the extent any provision of the Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

Section 5.2                                    Trust Indenture Act Controls.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required provision shall control.  If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or excluded, as the case may be.

Section 5.3                                    Governing Law.  This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5.4                                    Multiple Counterparts.  The parties may sign multiple counterparts of this Second Supplemental Indenture.  Each signed counterpart shall be deemed an original but all of them together represent one and the same Second Supplemental Indenture.

Section 5.5                                    Severability.  Each provision of this Second Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 5.6                                    Ratification.  The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed.  The Base Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law.  The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Second Supplemental Indenture.  The recitals and statement contained herein shall be taken as the statements of the Operating Partnership, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 5.7                                    Headings.  The Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 5.8                                    Effectiveness.  The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

WASHINGTON PRIME GROUP, L.P.

By:	Washington Prime Group Inc., its general partner

By:	/s/ Robert P. Demchak
	Name:	Robert P. Demchak
	Title:	Executive Vice President, General Counsel and Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Pamela V. Cole
	Name:	Pamela V. Cole
	Title:	Vice President

[Signature page to Second Supplemental Indenture]

SCHEDULE A

FORM OF
OFFICERS’ CERTIFICATE

Reference is made to the Second Supplemental Indenture, dated as of August 4, 2017 (the “Second Supplemental Indenture”), between Washington Prime Group, L.P. (the “Operating Partnership”) and U.S. Bank National Association, as trustee. Pursuant to Section 2.4 of the Second Supplemental Indenture, each of the undersigned officers of Washington Prime Group Inc. (“WPG”), the general partner of the Operating Partnership, hereby certifies that the property or properties listed on the schedule attached hereto have been acquired or placed in service since the date of the most recent audited consolidated financial statements of WPG or the Operating Partnership and have been determined in good faith by such officers to be “community centers” on the same basis as the “community centers” identified in Schedule III to the most recent audited consolidated financial statements of WPG or the Operating Partnership. In accordance with Section 2.4 of the Second Supplemental Indenture, each such property or properties listed on such schedule shall be a Community Center Property for all purposes of the Second Supplemental Indenture until the next subsequent filing of Schedule III to the audited consolidated financial statements of WPG or the Operating Partnership after the date of this certificate.

Name:
Title:

Name:
Title:

Dated:

EXHIBIT A

FORM OF 2024 SECURITY

[FACE OF SECURITY]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE OPERATING PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

NO. [ ]	PRINCIPAL AMOUNT
CUSIP NO. 939648 AE1	$[]
ISIN NO. US939648AE19

WASHINGTON PRIME GROUP, L.P.
5.950% Note due 2024

Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership,” which term includes any successor under the Indenture (as defined below)), for value received, hereby promises to pay to                  or its registered assigns, the principal amount of [PRINCIPAL AMOUNT IN WORDS] dollars (or such lesser amount as shall be the outstanding principal amount of this Note shown in Schedule A hereto) on August 15, 2024 (the “Stated Maturity Date”), unless earlier redeemed as described on the reverse hereof, and to pay interest on the outstanding principal amount hereof from, and including, August 4, 2017, semi-annually in arrears on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing on February 15, 2018, at the rate of 5.950% per annum, subject to adjustment as described in Section 2.3(d) of the Second Supplemental Indenture (as defined below), until payment of said principal amount has been made or duly provided for.

The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered in the Security Register applicable to this Note at the close of business on the “Regular Record Date” for such payment, which shall be February 1 or August 1, as the case may be, immediately prior to such Interest Payment Date, regardless of whether such day is a Business Day

(as defined below).  Any interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee (which shall not be more than 15 days and not less than 10 days prior to the date of the proposed payment of such defaulted interest) established by notice given by mail by or on behalf of the Operating Partnership to the Holders of the Notes not more than 15 days and not less than 10 days prior to the Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.  Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.

Interest payable on this Note on any Interest Payment Date or the Stated Maturity Date or date of earlier redemption shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date (or from, and including, August 4, 2017, in the case of the initial period) to, but excluding, such Interest Payment Date or the Stated Maturity Date or such date of earlier redemption, as the case may be.  If any Interest Payment Date or the Stated Maturity Date or date of earlier redemption falls on a day that is not a Business Day, the principal, premium, if any, and/or interest payable with respect to such date shall be made on the next succeeding Business Day with the same force and effect as if made on such date, and no interest shall accrue on the amount so payable for the period from and after such date to such next succeeding Business Day.

The principal of this Note payable on the Stated Maturity Date or date of earlier redemption shall be paid against presentation and surrender of this Note at the office or agency of the Operating Partnership maintained for that purpose in The Borough of Manhattan, The City of New York.  The Operating Partnership hereby initially designates the Corporate Trust Office of the Trustee in The City of New York as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange, and where notices to or demands upon the Operating Partnership in respect of the Notes or the Indenture may be served.

Payments of principal, premium, if any, and interest in respect of this Note shall be made by wire transfer of immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be entitled to the benefits of the Indenture or be valid or obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Operating Partnership has caused this instrument to be signed manually or by facsimile by its authorized officers.

Dated: August 4, 2017

WASHINGTON PRIME GROUP, L.P.

	By:	WASHINGTON PRIME GROUP INC., its sole General Partner

By:
Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

[REVERSE OF SECURITY]

WASHINGTON PRIME GROUP, L.P.

5.950% Note due 2024

This Note is one of a duly authorized issue of debt securities of the Operating Partnership (collectively, the “Securities”), issued or to be issued under and pursuant to an Indenture, dated as of March 24, 2015 (as amended or supplemented from time to time, the “Indenture”), duly executed and delivered by the Operating Partnership to U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Securities of the series of which this Note is a part), to which Indenture and all indentures supplemental thereto relating to this Note (including, without limitation, the Second Supplemental Indenture, dated as of August 4, 2017 (the “Second Supplemental Indenture”), between the Operating Partnership and the Trustee) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Operating Partnership and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered and for the definition of capitalized terms used hereby and not otherwise defined.  This Note is one of a series designated as the Washington Prime Group, L.P. 5.950% Notes due 2024, limited in aggregate principal amount to $750,000,000, except as contemplated in the Indenture (collectively, the “Notes”).

In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal amount of the Notes and any premium due on the outstanding Notes and unpaid interest, if any, accrued thereon may be declared, and in certain cases shall automatically become, due and payable immediately, in the manner, with the effect, and subject to the conditions provided in the Indenture.

The Notes may be redeemed at the option of the Operating Partnership, in whole at any time or in part from time to time (in amounts of $2,000 and whole multiples of $1,000 in excess thereof), (x) prior to June 15, 2024, for cash, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the Notes to be redeemed and (2) an amount equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed, calculated as if the Stated Maturity Date of the Notes were June 15, 2024, not including any portion of the payments of interest accrued to, but not including, such redemption date, discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 0.50%, or 50 basis points, plus, in each case, accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but not including, such redemption date and (y) on or after June 15, 2024, for cash, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but not including, such redemption date.

The Indenture contains provisions permitting the Operating Partnership and the Trustee, with the consent of the Holders of a majority of the aggregate principal amount of the Securities at the time Outstanding of each series to be affected (voting as separate classes), evidenced as provided in the Indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each series, subject to certain exceptions requiring the consent of each Holder of Securities affected thereby and certain other exceptions not requiring the consent of any Holder of Securities.  The Indenture also permits the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all the Securities of such series (or all of the Securities, as the case may be), to waive compliance by the Operating Partnership with certain provisions of the Indenture and certain past defaults or Events of Default under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note that may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Operating Partnership, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

This Note is issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  This Note may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Operating Partnership in The Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided herein and in the Indenture, but without the payment of any service charge, except for any tax or other governmental charge imposed in connection therewith.

Upon due presentment for registration of transfer of this Note at the office or agency of the Operating Partnership in The Borough of Manhattan, The City of New York, one or more new Notes of authorized denominations in a like aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided herein and in the Indenture, without charge, except for any tax or other governmental charge imposed in connection therewith.

The Operating Partnership, the Trustee and any authorized agent of the Operating Partnership or the Trustee may deem and treat the Holder the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal and any premium hereof or hereon and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Operating Partnership, the Trustee or any authorized agent of the Operating Partnership or the Trustee shall be affected by any notice to the contrary.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Capitalized terms used but not otherwise defined shall have the respective meanings assigned to them in the Indenture and the Second Supplemental Indenture, as the case may be.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common
UNIF GIFT MIN ACT — Custodian       (Cust)
(minor) under Uniform Gifts to Minors Act                    (State)
TEN ENT — as tenants by the entireties
JT TEN — as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address, including postal zip code of assignee.)

this Note and all rights thereunder and does hereby irrevocably constitute and appoint Attorney to transfer this Note on the books of the Trustee, with full power of substitution in the premises.

Dated:

Notice: The signature(s) on this Assignment must correspond with the name(s) as written upon the face of this Note in every particular, without alteration or enlargement or any change whatsoever

SCHEDULE A

SCHEDULE OF EXCHANGES

The following exchanges of Notes for Notes represented by this Global Security have been made:

Principal amount of this Global Security	Date exchange made	Change in principal amount of this Global Security due to exchange	Principal amount of this Global Security following such exchange	Notation made by the Trustee
$

E-8